Exhibit 99.1

VetaNova to Grow Fruits and Vegetables in Solar Powered Greenhouses

AVONDALE, Colorado – March 30, 2021 – VetaNova Inc (“VetaNova”) (OTC Pink Sheets: VTNA) announced today that on February 1, 2021 VetaNova filed a registration statement Form 10 pursuant to Section 12(g) of the Securities Exchange Act of 1934 to voluntarily register VetaNova common stock, par value $.0001 per share. The filing is subject to SEC review and comment and when effective VTNA will no longer be designated a shell company Additionally, VetaNova completed its 2020 audit and filed Form 10-K with the Securities and Exchange Commission on March 25, 2021.

VetaNova solar powered greenhouses will produce farm fresh produce for direct delivery to a broad spectrum of consumers along the Front Range of Colorado while substantially lessening the traditional consumption of energy, water and soil.

As its initial development project, the Company expects to purchase, develop and operate four adjoining parcels of approximately 39 acres each, totaling approximately 157 acres in rural Pueblo County, Colorado (“Pueblo Complex”). The Pueblo Complex is currently majority owned by VitaNova Partners, LLC (‘VitaNova”). VitaNova owns approximately 26.01% of the Company and has entered into a consulting agreement whereby VitaNova would provide management services until the shareholders of the Company can properly elect an independent board of directors and appoint Company officers. The Pueblo Complex has an existing greenhouse facility consisting of 90,000 sq ft of growing space and 15,000 sq ft of warehouse space, another partially built greenhouse; and two parcels of vacant land.

VetaNova will build four separate solar arrays capable of 1.5 megawatts each for the four 39-acre parcels. The solar arrays will be the primary power source, replacing the previous hydrocarbon footprint of the greenhouses and thereby reducing CO2 emissions. VetaNova has engaged McCalmont Engineering out of California to produce the engineering plans for the solar arrays. VetaNova has received preliminary approval from C-PACE, a Colorado state developed solar financing program, to finance the solar project installations.

This news release contains “forward looking statements”. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and greenhouses. There can be no assurance VetaNova will be able to initiate and operate in accordance with its business plans. These forward-looking statements are made as of the date of this news release, and VetaNova assumes no obligation to update the forward-looking statements.

Investor Contact:

John McKowen

Chief Executive Officer

(303) 248-6883

john@vtanva.com